UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2019

Control4 Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36017	42-1583209
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11734 S. Election Road Salt Lake City, Utah	84020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 523-3100

Former name or former address, if changed since last report

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CTRL	The NASDAQ Stock Market LLC

Item 1.01              Entry into a Material Definitive Agreement.

Merger Agreement

On May 8, 2019, Control4 Corporation, a Delaware corporation (“Control4” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wirepath Home Systems, LLC, a North Carolina limited liability company (“Parent”), and Copper Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent. The Merger Agreement provides that each share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub or any wholly owned subsidiary of the Company or any affiliate of Parent or Merger Sub or shares of Common Stock owned by stockholders of the Company who properly demand and do not withdraw a demand for, or lose their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) shall at the Effective Time automatically be cancelled and converted into the right to receive $23.91 in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes.

The Company’s board of directors (the “Company Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. The obligation of the parties to complete the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger Agreement by a majority of outstanding shares of Common Stock entitled to vote thereon (the “Company Stockholder Approval”), (ii) the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the decisions, orders, consents or expiration of any waiting periods required to consummate the Merger under the foreign investment, monopolization and anti-competition laws and regulations of certain foreign jurisdictions have occurred or been granted, (iii) the absence of any law, order or injunction of a court or governmental entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger, (iv) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain qualifications), (v) the performance in all material respects by the parties of their respective obligations under the Merger Agreement that are required to be performed at or prior to the Effective Time and (vi) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) occurring after the date of the Merger Agreement. The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, and not to engage in specified types of transactions during this period, subject to certain exceptions and (ii) to convene a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval.

The Merger Agreement provides for a 30-day “go-shop” period beginning on May 8, 2019, and continuing until 11:59 p.m., New York City time, on June 7, 2019, during which period the Company Board and the Company’s financial advisor are permitted to actively initiate, solicit and encourage alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals.  After such 30-day go-shop period and subject to certain exceptions, the Company will be subject to customary “no-shop” restrictions prohibiting it from soliciting alternative acquisition proposals, engaging in discussions or negotiations with respect to such proposals or providing non-public information in connection with such proposals. Subject to certain exceptions, the Company Board is required to recommend that the Company’s stockholders adopt the Merger Agreement and may not withhold, withdraw, qualify or modify in a manner adverse to Parent such recommendation or take certain similar actions which are referred to in the Merger Agreement as a “Change of Recommendation”. However, the Company may, prior to the time the Company Stockholder Approval is obtained, make a Change of Recommendation in connection with a Superior Proposal or Intervening Event (each as defined in the Merger Agreement), and in the case of a Superior Proposal, terminate the Merger Agreement, if the Company complies with certain notice and other requirements.

The Merger Agreement contains certain termination rights, including, among others, (i) the right of either party to terminate the Merger Agreement if the Merger is not consummated on or before November 8, 2019, or if the Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders at which a vote on the adoption of the Merger Agreement is taken, (ii) the right of the Company to terminate the Merger Agreement (a) if Parent and Merger Sub fail to consummate the Merger following satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and completion of a specified marketing period for Parent’s debt financing or (b) prior to the time the Company Stockholder Approval is obtained, in order to substantially concurrently enter into an agreement providing for a Superior Proposal, subject to complying with the terms of the Merger Agreement, and (iii) the right of Parent to terminate the Merger Agreement prior to the time the Company Stockholder Approval is obtained if the Company Board effects a Change of Recommendation. The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $20 million; provided that if the Company terminates the Merger Agreement during the 30-day go-shop period and simultaneous with such termination enters into a definitive agreement for an alternative acquisition, then the termination fee payable by the Company to Parent will be $10 million.  The Merger Agreement further provides that Parent will be required to pay the Company a termination fee of $41 million if the Merger Agreement is terminated under specified circumstances.

Pursuant to the Merger Agreement, (i) unless otherwise provided in an agreement between Parent and the holder thereof, each Company stock option (each, a “Company Stock Option”) that is fully vested and exercisable immediately prior to the Effective Time (or would become fully vested and exercisable by the terms of such Company Stock Option as a result of the transactions contemplated by the Merger Agreement) (each such Company Stock Option, a “Vested Company Stock Option”) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Vested Company Stock Option shall receive an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price of such option, multiplied by (B) the number of shares subject to such option, subject to applicable withholding taxes (the “Company Stock Option Consideration”), (ii) unless otherwise provided in an agreement between Parent and the holder thereof, each outstanding Company Stock Option that is not a Vested Company Stock Option (each such Company Stock Option, an “Unvested Company Stock Option”) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Unvested Company Stock Option will receive the Company Stock Option Consideration, subject to and conditioned on the same terms and conditions (including any terms and conditions relating to vesting and acceleration thereof, but excluding any terms and conditions related to exercise) as applicable to the Unvested Company Stock Option to which such Company Stock Option Consideration relates, and (iii) any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled for no consideration.

Additionally, pursuant to the Merger Agreement, (i) unless otherwise provided in an agreement between Parent and the holder thereof, each outstanding Company restricted stock unit award (each, a “Company RSU Award”) that is fully vested immediately prior to the Effective Time (or would become fully vested by the terms of such Company RSU Award as a result of the transactions contemplated by the Merger Agreement, except for any Executive Bonus PSU Award (as defined below)) (each such Company RSU Award, a “Vested Company RSU Award”) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Company RSU Award shall receive an amount in cash equal to the Merger Consideration in respect of each share subject to such Company RSU Award, subject to applicable withholding taxes (such amount, the “Company RSU Award Consideration”), and (ii) unless otherwise provided in an agreement between Parent and the holder thereof, each outstanding Company RSU Award that is not a Vested Company RSU Award (each such RSU Award, an “Unvested Company RSU Award”) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Unvested Company RSU Award will receive the Company RSU Award Consideration, subject to and conditioned on the same terms and conditions (including any terms and conditions relating to vesting and acceleration thereof) as applicable to the Unvested Company RSU Award to which such Company RSU Award Consideration relates; provided, however, to the extent any Unvested Company RSU Award is subject to both time and performance-vesting conditions (including any Executive Bonus PSU Award), the applicable performance-vesting conditions shall be deemed to be satisfied at target level; provided, further, with respect to any Executive Bonus PSU Award, subject to the terms described below with respect to 2019 Company Equity Awards, no Company RSU Award Consideration with respect to such Executive Bonus PSU Award shall become payable prior to the first anniversary of the vesting commencement date applicable to such Executive Bonus PSU Award. For purposes of the Merger Agreement, “Executive Bonus PSU Award” means any Company RSU Award that (i) was granted in 2019, (ii) is subject to both time- and performance-vesting conditions and (iii) would otherwise fully vest in the ordinary course on the first anniversary of the vesting commencement date specified in the applicable award agreement granting such Company RSU Award.

In addition, the parties have agreed that, (i) unless otherwise provided in an agreement between Parent and the holder thereof, to the extent that the full amount of Company Stock Option Consideration or Company RSU Award Consideration has not been paid with respect to an Unvested Company Stock Option or Unvested Company RSU Award, as applicable, in each case, that was granted prior to 2019 (such Unvested Company Stock Option or Unvested Company RSU Award, a “Pre-2019 Company Equity Award”) and provided that the holder thereof has remained continuously employed with Parent or any of its affiliates through the six-month anniversary of the closing date of the Merger (the “Closing Date”), any then-unpaid Company Stock Option Consideration or Company RSU Award Consideration, as applicable, in respect of such Pre-2019 Company Equity Award shall be paid to such holder in accordance with the Merger Agreement; provided, however, that in the event such holder’s employment is terminated by the Parent or any of its affiliates without Cause (as defined in the Company’s 2003 Equity Plan or the Company’s 2013 Stock Option and Incentive Plan (collectively, the “Company Stock Plans”), as applicable) prior to the six-month anniversary of the Closing Date, all then-unpaid Company Stock Option Consideration or Company RSU Award Consideration, as applicable, in respect of such Pre-2019 Company Equity Awards shall be paid to such holder in accordance with the Merger Agreement, and (ii) unless otherwise provided in an agreement between Parent and the holder thereof, with respect to  any Unvested Company RSU Award, that was granted in 2019 (a “2019 Company RSU Award”), provided that the holder thereof has remained continuously employed with Parent or any of its affiliates through the six-month anniversary of the Closing Date and to the extent not previously paid, the portion of any Company RSU Award Consideration that is otherwise due to be paid in respect of such 2019 Company RSU Award on the first anniversary of the vesting commencement date of such 2019 Company RSU Award, shall become payable to the holder thereof upon the six-month anniversary of the Closing Date, and shall be paid to such holder in accordance with the Merger Agreement; provided, however, that in the event such holder’s employment is terminated by the Parent or any of its affiliates without Cause (as defined in the applicable Company Stock Plan), all then-unpaid Company RSU Award Consideration in respect of such 2019 Company RSU Awards shall be paid to such holder in accordance with the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the United States Securities and Exchange Commission (the “SEC”).

Rollover Agreements

In connection with the Merger and the transactions contemplated thereby, three members of management (the “Rollover Employees”) have agreed to invest an aggregate amount of $800,000 in exchange for equity interests of an indirect parent entity of Parent pursuant to rollover agreements with each of the Rollover Employees.  Such investment may be satisfied by contribution of certain shares of Common Stock held by the Rollover Employees and/or contribution of certain Unvested Company RSU Awards held by the Rollover Employees, at the election of such Rollover Employees. The Company is not a party to any such rollover agreement.

Parent Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The obligations of the equity investors to provide equity financing under the equity commitment letter are subject to customary conditions. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions.

Guarantees

Concurrently with the execution of the Merger Agreement, the equity investors have entered into limited guarantees, pursuant to which they have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with the Merger and pay certain other amounts.

Item 2.02              Results of Operations and Financial Conditions.

On May 9, 2019, the Company issued a press release announcing unaudited financial results for its fiscal quarter ended March 31, 2019. A copy of the press release is attached as Exhibit 99.1.

The information disclosed under this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), regardless of any general incorporation language in such filing.

Item 7.01              Regulation FD Disclosure.

On May 9, 2019, Parent and the Company issued a joint press release announcing their entry into the Merger Agreement.  A copy of the press release is furnished as Exhibit 99.2 hereto.

The information disclosed under this Item 7.01, including Exhibit 99.2, shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act, regardless of any general incorporation language in such filing.

Item 8.01              Other Events.

The Company will not host its previously announced conference call to discuss its first quarter 2019 financial results.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated as of May 8, 2019, by and among Wirepath Home Systems, LLC, Copper Merger Sub, Inc. and Control4 Corporation
99.1	Earnings press release dated May 9, 2019.
99.2	Press release dated May 9, 2019, announcing the entry into the Merger Agreement.

*  The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of any such schedules to the SEC upon request.

Additional Information about the Proposed Merger Transaction and Where to Find It

This communication relates to the proposed merger transaction involving Control4 and may be deemed to be solicitation material in respect of the proposed merger transaction involving Control4. In connection with the proposed merger transaction, Control4 will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Control4 may file with the SEC and or send to Control4’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF CONTROL4 ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONTROL4, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by Control4 with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Control4 with the SEC will also be available free of charge on Control4’s website at www.Control4.com, or by contacting Control4’s Investor Relations contact at the Blueshirt Group, LLC at (415) 217-2632. Control4 and its directors and certain of its executive officers may be considered participants in the solicitation of proxies from Control4’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of Control4 is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 11, 2019, its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 20, 2019 and in subsequent documents filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s business and financial outlook and the structure, timing and completion of the proposed transaction. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Control4’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (iv) those risks detailed in Control4’s most recent Annual Report on Form 10-K, and subsequent filings with the SEC in connection with the proposed transaction, as well as other reports and documents that may be filed by Control4 from time to time with the SEC. Past performance is not necessarily indicative of future results. The forward-looking statements included in this communication represent Control4’s views as of the date of this communication. Control4 anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this communication.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Control4 Corporation

Dated: May 9, 2019	By:	/s/ Mark Novakovich
	Name:	Mark Novakovich
	Title:	Chief Financial Officer